EXHIBIT 12
DOLE FOOD COMPANY, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In thousands, except for ratio data)

							Three
							Quarters		Quarter		Fiscal Years
	Fiscal Years Ended						Ended		Ended		Ended
	December 30,		December 31,		January 1,		January 3,		March 22,		December 28,
	2006		2005		2005		2004		2003		2002
Income (loss) from continuing operations before income tax expense, minority interest expense, equity earnings and cumulative effect of change in accounting principle	$(66,680)		$82,835		$159,673		$26,619		$72,001		$206,659
Distributed income of equity method investees	1,478		2,040		2,173		2,606		648		3,166
Fixed charges from continuing operations	225,728		185,800		186,296		149,648		27,122		117,154

Earnings available for fixed charges	$160,526		$270,675		$348,142		$178,873		$99,771		$326,979

Fixed charges from continuing operations:
Interest expense	$169,719		$134,926		$142,998		$116,921		$19,246		$79,000
Amortization of debt expense and discounts	4,996		7,526		9,505		7,435		374		1,721
Assumed interest element included in rent expense	51,013		43,348		33,793		25,292		7,502		36,433

Total fixed charges from continuing operations	$225,728		$185,800		$186,296		$149,648		$27,122		$117,154

Ratio of earnings to fixed charges (A)	0.71	X	1.46	X	1.87	X	1.20	X	3.68	X	2.79	X

(A) Due to the Company’s loss from continuing operations in 2006, the ratio coverage was less than 1:1. The Company must generate additional earnings of $65.2 million to achieve a coverage of 1:1.